ASSET EXCHANGE AGREEMENT


     ASSET EXCHANGE AGREEMENT ("Agreement"), dated as of October 15, 1998, by and between MERRY LAND & INVESTMENT COMPANY, INC., a Georgia corporation ("Merry Land"), and MERRY LAND PROPERTIES, INC., a Georgia corporation ("Merry Land Properties").

                             RECITALS:

     WHEREAS, Merry Land and Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), have entered into an Agreement and Plan of Merger dated as of July 8, 1998, as amended by the First Amendment to Agreement and Plan of Merger dated as of September 4, 1998 (the "Merger Agreement"), providing for the merger of EQR with Merry Land (the "Merger"), with EQR continuing as the surviving entity of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS, the Board of Directors of Merry Land has determined that Merry Land can maximize the value of certain of its assets by not including them in the Merger, and EQR has indicated that it has no interest in acquiring such assets;

     WHEREAS, the Board of Directors of Merry Land has deemed it appropriate and advisable, in order to enhance value for the shareholders of Merry Land, prior to the Merger and as provided in certain Resolutions adopted by the Board of Directors of Merry Land, to (i) transfer to Merry Land Properties certain of the assets and liabilities of Merry Land and
(ii) distribute, immediately prior to the Merger, as a taxable distribution to the holders of common stock, $0.01 par value, of Merry Land (the "Merry Land Common Stock"), all of the outstanding shares of common stock, $0.01 par value, of Merry Land Properties owned by Merry Land (the "Merry Land Properties Common Stock");

     WHEREAS, Merry Land is prepared to enter into the "Transfer" (as such term is hereinafter defined) in consideration of the issuance to Merry Land of the Merry Land Properties Common Stock and the "Preferred Stock" (as such term is hereinafter defined) and the execution and delivery by Merry Land Properties of the "Senior Debt Documents" (as such term is hereinafter defined) and the "Subordinated Debt Documents" (as such term is hereinafter defined);

     WHEREAS, the Board of Directors of Merry Land Properties has deemed it appropriate and advisable, in order to enhance value for the shareholders of Merry Land Properties, to accept the Transfer and, in consideration thereof, issue the Merry Land Properties Common Stock and the Preferred Stock to Merry Land and execute and deliver to Merry Land the Senior Debt Documents and the Subordinated Debt Documents;

     WHEREAS, following the Transfer and distribution, EQR shall acquire the remaining businesses, operations, assets and liabilities of Merry Land and its remaining direct and indirect subsidiaries pursuant to the Merger; and

     WHEREAS, Merry Land and Merry Land Properties have determined that it is necessary and desirable to set forth the transactions required to effect such contribution and distribution and to set forth other agreements that will govern certain other matters following such distribution.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                             ARTICLE 1

                            DEFINITIONS

     As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Action" means any action, suit, arbitration, inquiry, regulatory action, enforcement action proceeding or investigation by or before any court, any Governmental Authority or any arbitration tribunal, including without limitation, matters arising under or in connection with Environmental Laws (including matters relating to Pre-Existing Environmental Matters).

     "Affiliate" means, when used with respect to a specified person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, the person specified.

     "Agent" means the distribution agent to be appointed by Merry Land to distribute to the Holders the shares of Merry Land Properties Common Stock pursuant to the Distribution.

     "Agreed Value" means the agreed value for each of the Properties, as set forth in Schedule 5.23A to the Merry Land Disclosure Letter (as said Schedule may have been amended pursuant to the Merger Agreement), which identifies a separate Agreed Value for each of the Apartment Projects, together with an aggregate Agreed Value for all of the Properties combined.

     "Agreed Value Balance Sheet" means a balance sheet reflecting the assets (determined in accordance with the Agreed Values for said assets) and Liabilities of Merry Land Properties immediately following the consummation of the transaction contemplated under Articles 2 and 3 of this Agreement. The Agreed Value Balance Sheet shall be prepared in accordance with the Agreed Values and shall not vary in any material respect from the Pro Forma Balance Sheet; provided that to the extent that the Agreed Value of the Apartment Projects is less than $51,644,547 because fewer than five Apartment Projects are being transferred pursuant to this Agreement, then the assets and Liabilities reflected on the Agreed Value Balance Sheet shall be adjusted from the levels set forth on the Pro Forma Balance Sheet to reflect the reduced number of Apartment Projects being Transferred pursuant to this Agreement, and the corresponding adjustment to the outstanding principal balance under the Senior Debt Documents and the Subordinated Debt Documents pursuant to Section 3.1 below; it being understood, however, that the common stockholders' equity in Merry Land Properties shall not be altered, by virtue of any such adjustments, from the value for the common stockholders' equity in Merry Land Properties as set forth on the Pro Forma Balance Sheet.

     "Apartment Leases" means, collectively, all of the leases pursuant to which Merry Land is leasing space in the Apartment Buildings to the occupants thereof.

     "Apartment  Projects" means the  Properties  that  are  identified  on
Schedule 5.23A of the Merry Land Disclosure Letter as being apartment projects that are to be transferred to Merry Land Properties pursuant to this Agreement.

     "Assumed Liabilities" has the meaning set forth in Section 2.2.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. <section><section> 9601 ET SEQ, as amended from time to time.

     "Clay Contracts" means all agreements or grants of rights between Merry Land and any other party with respect to the removal, restoration, sale, transport or manufacturing of any clay or soils containing clay located on any of the Properties, including any leases, licenses, permits or other arrangements in connection therewith. The Clay Contracts are identified on Schedule 5.23A to the Merry Land Disclosure Letter.

     "Code"  means the Internal Revenue Code of 1986, as amended,  and  the
Treasury  Regulations   promulgated  thereunder,  including  any  successor
legislation.

     "Commercial Buildings"  means  the  Properties  that are identified on
Schedule 5.23A of the Merry Land Disclosure Letter.

     "Commercial Leases" means, collectively, all of the leases pursuant to which Merry Land is leasing space in the Commercial Buildings to the occupants thereof. The Commercial Leases are identified on Schedule 5.23A of the Merry Land Disclosure Letter.

     "Commission" means the Securities and Exchange Commission.

     "Confidential Information" has the meaning set forth in Section 4.3.

     "Distribution" means the distribution to the "Holders" (as such term is hereinafter defined) by Merry Land, prior to the effective time of the Merger, of all the outstanding shares of Merry Land Properties Common Stock owned by Merry Land on the Distribution Date.

     "Distribution Date" means the date determined pursuant to Section 3.1 on which the Distribution will be effected, which date will be the same date as the record date for determining the shareholders of Merry Land entitled to receive consideration in connection with the Merger.

     "Distribution Record Date" means the close of business on the date to be determined by the Board of Directors of Merry Land as the record date for determining the shareholders of Merry Land entitled to receive Merry Land Properties Common Stock in the Distribution, which will be the date on which the Merger is effected.

     "Effective Time" means the time on the Distribution Date when Merry Land delivers to the Agent instructions directing the Agent to effect the Distribution, which time will be immediately prior to the consummation of the Merger.

     "Environmental Laws" means and includes, without limitation, all federal, state, local and foreign laws, statutes, regulations, codes, orders, decrees, rules or ordinances or any judicial or administrative order or judgment, and all principles of common law, in each case pertaining to, touching or concerning Hazardous Materials, health, industrial hygiene, pollution, occupational or public safety or health, or environmental or ecological conditions, or wetlands as any of the same may be amended and in effect from time to time.

     "ERP Operating Partnership" means ERP Operating Limited Partnership, an Illinois limited partnership, of which EQR is the general partner.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Governmental Authority" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Hazardous Material" means any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any Environmental Law and shall include, but not be limited to, asbestos, petroleum products and the terms "hazardous substance," "hazardous waste" and "special waste" as defined in CERCLA or RCRA.

     "Headquarters Lease" means the lease of even date herewith entered into by and between Merry Land and Merry Land Properties pursuant to
Section 1.2(e) of the Merger Agreement with respect to certain office space in Augusta, Georgia.

     "Holder" means a holder of record of Merry Land Common Shares on the Distribution Record Date.

     "Intellectual  Property  Rights"  has  the   meaning   set   forth  in
Section 2.1.

     "IRS" means the Internal Revenue Service.

     "Liabilities" means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, Taxes and those debts, liabilities and obligations arising under any law (including without limitation Environmental Laws), rule, regulation, Action, threatened Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, commitment or undertaking.

     "Losses" and "Loss" mean any and all losses, charges, Liabilities, claims, damages, fines and penalties, response costs under CERCLA and natural resources damages under CERCLA and costs or expenses (including, without limitation, reasonable attorney's fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any Actions or threatened Actions).

     "Merger" has the meaning set forth in the Recitals.

     "Merry Land Common Stock" has the meaning set forth in the Recitals.

     "Merry Land Disclosure Letter" has the meaning ascribed thereto in the Merger Agreement.

     "Merry Land Liabilities" means, collectively, all the Liabilities of Merry Land and the Retained Subsidiaries, other than the Merry Land Properties Liabilities.

     "Merry Land Properties Common Stock" has the meaning set forth in the Recitals.

     "Merry Land Properties Liabilities" means, collectively, (i) all the Liabilities of Merry Land Properties under this Agreement, (ii) all the Liabilities arising out of or in connection with or otherwise relating to
(A) the Assumed Liabilities, or (B) the Liabilities of Merry Land Properties and the Merry Land Properties Subsidiaries, incurred after the Effective Time or relating to events occurring with respect to the Transferred Assets after the Effective Time.

     "Option Agreement" means, with respect to each Option Property, an Option Agreement and Right of First/Last Offer Agreement in the form attached hereto as Exhibit D.

     "Option Property" has the meaning set forth in Section 3.1(d).

     "Other Contracts" means all contracts, agreements, leases, and licenses to which Merry Land is a party and which relate to the Properties, with the exception of the Tenant Leases, the Equipment Leases, and the Clay Contracts. Other Contracts specifically includes any agreements relating to the development of any undeveloped portions of the Properties. The Other Contracts are identified on Schedule 5.23A to the Merry Land Disclosure Letter.

     "Pre-Existing Environmental Conditions" means all environmental conditions (including, but not limited to, Hazardous Materials, Underground Storage Tanks, solid wastes or materials, toxic wastes or materials, oils and wetlands) which are on or under any of the Properties on the date that is one day prior to the Distribution Date.

     "Preferred Stock" means the Redeemable Cumulative Preferred Stock of Merry Land Properties having the terms, preferences, rights and limitations set forth in Exhibit A to the Preferred Stock Agreement.

     "Preferred Stock Agreement" means the Preferred Stock Agreement of even date herewith between Merry Land and Merry Land Properties, which shall be in the form attached hereto as Exhibit A.

     "Pro Forma Balance Sheet" means the pro forma Agreed Value Balance Sheet for Merry Land Properties set forth on Schedule 5.23A to the Merry Land Disclosure Letter.

     "Properties" means, collectively, all rights, title and interests of Merry Land (whether now or hereafter existing) in and to the following described property, each of which, to the extent relating to a single Premises, is referred to individually as a "Property":

          i.  those  certain  tracts  of  real  estate legally described on
     Schedule 5.23(a) to the Merry Land Disclosure Letter, together with all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively, the "Land"); and

          ii. any award hereafter made or to be made as a result or in lieu of condemnation with respect to the Properties (all of the foregoing being included within the term "Land"); and

          iii. all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over or under the Land (collectively, the "Improvements") (the Land and Improvements being collectively referred to as the "Premises"). Schedule 5.23A to the Merry Land Disclosure Letter (as said Schedule may have been amended pursuant to Section
     5.23 of the Merger Agreement) identifies the Properties that are to be transferred to Merry Land Properties pursuant to this Agreement by type (e.g., apartment project, commercial building, clay land, or apartment development site), sets forth the address of each of the Properties, and the following additional information with respect to each of the Properties: (i) the approximate acreage in the case of the clay land and development sites; (ii) the approximate gross square footage in the case of the Commercial Buildings; and (iii) the number of units in the case of the apartment buildings.

          iv. all furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, window treatments, stationery and other office supplies, and other tangible personal property of every kind and description situated in, on, over or under the Premises or used solely in connection therewith, owned by Merry Land or in which Merry Land otherwise has an interest and which is not owned by tenants under the Tenant Leases (as such term is hereinafter defined), together with all replacements and substitutions therefor (together with the intangible personal property referred to below, the "Personal Property"); and

          v. The Tenant Leases, Other Contracts, Clay Contracts, and the other intangible personal property now or hereafter owned by Merry Land or in which Merry Land otherwise has an interest in connection with or arising from the business now or hereafter conducted on or from the Properties, including, without limitation, permits, licenses, approvals, claims, choses in action, lease and other contract rights with respect to the Properties; and

          vi. all of Merry Land's rights, title and interests with respect to any leases of equipment or other personal property used in connection with the Properties (collectively, the "Equipment Leases"). The Equipment Leases are identified on Schedule 5.23A to the Merry Land Disclosure Letter.

     "RCRA"  means the Resource Conservation and Recovery  Act,  42  U.S.C.
<section><section> 6901 ET SEQ.

     "Registration Statement" means the registration statement on Form 10 (or other applicable form) to be filed with the Commission by Merry Land Properties pursuant to the requirements of Section 12 of the Exchange Act, and the rules and regulations thereunder, in order to register the Merry Land Properties Common Stock under Section 12(b) of the Exchange Act.

     "Representatives" has the meaning set forth in Section 4.3.

     "Retained Subsidiaries" means all Subsidiaries of Merry Land other than the Merry Land Properties Subsidiaries.

     "S-4" means the registration statement on Form S-4 to be filed with the Commission relating to shares issued in connection with the Merger.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Debt Documents" means, collectively, the documents in the form attached hereto as Exhibit B.

     "Subsidiary" means any entity at least 51% of the total outstanding voting interests of which are owned, directly or indirectly, by another entity.

     "Subordinated Debt Documents" means, collectively, the documents in the form attached hereto as Exhibit D.

     "Taxes" means all taxes, charges and fees imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

     "Tenant Leases" means, collectively, the Apartment Leases and the Commercial Leases.

     "Transaction Costs Agreement" means that certain Transaction Costs Agreement referred to in Section 5.4 of the Merger Agreement.

     "Transfer" has the meaning set forth in Section 2.4.

     "Transferred Asset" and "Transferred Assets" have the meaning set forth in Section 2.1.

     "Transition Period" means the period from the Effective Time until the date that is six (6) months following the Effective Time.

     "Underground Storage Tanks" has the meaning assigned to that  term  by
Section 9001 of RCRA and shall also include the following: (A) any farm or residential tank of 1,100 gallons or less capacity used for storing motor fuel for non-commercial purposes; (B) any tank used for storing heating oil for consumptive use on the premises where stored; (C) any septic tank;
(D) any tank which would be considered an underground  storage  tank  under
Section 9001 of RCRA but for the fact that it contains hazardous wastes; and (E) any pipes connected to items (A) through (D).

     References to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

                             ARTICLE 2

             TRANSFER OF CERTAIN PROPERTIES AND ASSETS
                     TO MERRY LAND PROPERTIES

    2.1 Subject to the terms and conditions of this Agreement, on the date that is one day prior to the Distribution Date, Merry Land shall, without any representations or warranties, express or implied, assign, transfer, convey and deliver to Merry Land Properties all of Merry Land's right, title and interest in and to the following properties and assets (each a "Transferred Asset", and collectively, the "Transferred Assets"), to the extent that said Transferred Assets are assignable:

          (a) the Properties;

          (b) furniture, fixtures, equipment and personalty located in the office premises demised pursuant to the Headquarters Lease;

          (c) certain mortgage note receivables, reflecting outstanding indebtedness currently held by Merry Land, as identified on Schedule 5.23A of the Merry Land Disclosure Letter;

          (d) the names "Merry Land", "Merritt," the ticker symbol "MRY", and the plate used in connection with the engraving and printing of the Merry Land share certificates (the "Intellectual Property Rights"), subject to the rights reserved to Merry Land with respect thereto during the Transition Period, pursuant to Section 5.1 hereof.

     Such transfer shall be effected in such a manner that Merry Land and the Retained Subsidiaries shall have no obligation to Merry Land Properties with respect to the Transferred Assets after the Effective Time.

     2.2  ASSUMPTION.

          (a) Subject to the terms and conditions of this Agreement, simultaneously with the transfer contemplated by Section 2.1, Merry Land Properties shall (and hereby does) assume and undertake to pay and discharge all Liabilities relating to events occurring with respect to the Transferred Assets after the Effective Time, accruing after the Effective Time in connection with the Transferred Assets or incurred after the Effective Time in connection with the Transferred Assets or arising after the Effective Time in connection with the Transferred Assets (collectively, the "Assumed Liabilities").

          (b) Notwithstanding anything contained in Section 2.2(a), Merry Land hereby retains, and Merry Land Properties does not assume and will have no liability with respect to, the Merry Land Liabilities.

     2.3 AGREEMENTS AND DOCUMENTS TO BE DELIVERED IN CONNECTION WITH CONTRIBUTION AND SALE. Merry Land and Merry Land Properties shall execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments necessary or appropriate to effect the transfer contemplated by Section 2.1 and the assumption contemplated by Section 2.2, including, without limitation, those agreements, documents and instruments described in this Section 2.3:

          (a) Merry Land and Merry Land Properties shall execute and deliver, or cause to be executed and delivered:

               (i) an Assignment and Assumption Agreement with respect to the Tenant Leases, the Clay Contracts, any Other Contracts, the Equipment Leases, and any other general intangibles intended to be transferred to Merry Land Properties pursuant to this Agreement, and all Assumed Liabilities;

               (ii) evidence of termination of the existing property management agreement for each of the Transferred Properties.

          (b) Merry Land shall execute and deliver or cause to be executed and delivered the following documents:

               A. Quitclaim deeds in favor of Merry Land Properties with respect to the Properties;

               B. A quitclaim bill of sale in favor of Merry Land Properties with respect to the tangible Personal Property; and

               C. A quitclaim bill of sale granting to Merry Land Properties all right, title and interest of Merry Land to the Intellectual Property Rights.

Under each of the documents described in this Section 2.3, the assignment, conveyance or other transfer of the Assumed Liabilities and Merry Land's rights, title, interests, obligations and Liabilities with respect to the Transferred Assets shall be made without recourse, representation or warranty of any kind by Merry Land with respect to the Transferred Assets, the Assumed Liabilities, or any instruments or agreements giving rise thereto.

     2.4 TRANSFERS NOT EFFECTED PRIOR TO THE DISTRIBUTION; TRANSFER DEEMED EFFECTIVE AS OF THE DISTRIBUTION DATE. To the extent that any assignment, transfer, conveyance or delivery (each, a "Transfer") of any Transferred Asset contemplated by this Article 2 shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such Transfer as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Transferred Assets which by their terms or operation of law cannot be assigned, transferred, conveyed or delivered; PROVIDED, HOWEVER, that Merry Land and Merry Land Properties shall use their best efforts to seek to obtain any necessary consents or approvals for the Transfer of all Transferred Assets contemplated to be transferred pursuant to this
Article 2. If, as and when any such Transferred Asset is able to be assigned, transferred, conveyed or delivered, as the case may be, such Transfer shall be effected forthwith. The parties agree that, as of the Distribution Date, Merry Land Properties shall be deemed to have acquired complete and sole beneficial ownership over all of the Transferred Assets, together with all rights, powers and privileges incident thereto and all duties, obligations and responsibilities incident thereto including, without limitation, to the Assumed Liabilities.

     2.5 AS-IS, WHERE-IS; RELEASE BY MERRY LAND PROPERTIES. Merry Land Properties specifically acknowledges and agrees that Merry Land has made and makes no representation, warranty or covenant of any kind with respect to the Transferred Assets, any environmental conditions (including, without limitation, any Pre-Existing Environmental Conditions) at, or with respect to, the Transferred Properties , the operations, uses and businesses conducted thereon or therefrom, or the site or physical conditions applicable to, or with respect to, the Transferred Properties , the zoning regulations or other governmental requirements applicable to, or with respect to, the Transferred Properties , the Tenant Leases, the Land
Leases, the Clay Contracts, the Equipment Leases, or any other matter affecting the use, occupancy, operation or condition of or with respect to the Transferred Properties , the level of income or profits with respect to the Transferred Properties or any matter whatsoever with respect to the Transferred Assets or the Assumed Liabilities. Merry Land Properties is familiar with and has inspected the Transferred Properties and the operations, uses and businesses conducted thereon or therefrom. Merry Land Properties shall accept the Transferred Properties and the operations, uses and businesses conducted thereon or therefrom "AS IS," "WHERE IS" and "WITH ALL FAULTS" (whether detectable or not) on the Distribution Date, without any adjustment for any change in the physical or financial condition occurring from and after the date of the Merger Agreement. Merry Land Properties acknowledges and agrees that neither Merry Land nor its officers, directors, shareholders, trustees, agents, employees and representatives nor any of the successors or assigns of any of the foregoing will have, or be subject to, any liability to Merry Land Properties or any other person resulting from the distribution to Merry Land Properties, or Merry Land Properties's use of, any information pertaining to the Transferred Properties, the Assumed Liabilities or the other Transferred Assets. With the exception of any right of contribution that Merry Land Properties may have against Merry Land under CERCLA, RCRA or other applicable Environmental Laws or common law principles by reason of any Action instituted against Merry Land Properties, with respect to any Pre-Existing Environmental Condition, by any Governmental Authority or by any natural person or entity that is not an Affiliate of Merry Land Properties, Merry Land Properties for and on behalf of itself, its successors and assigns and its Affiliates, hereby waives, releases, relinquishes and forever discharges Merry Land and its officers, directors, shareholders, trustees, agents, employees and representatives, and the successors and assigns of all of the foregoing from and against any and all claims or causes of action that Merry Land Properties may have against Merry Land or its officers, directors, shareholders, trustees, agents, employees and representatives and the successors and assigns of all of the foregoing for and with respect to all Pre-Existing Environmental Conditions with respect to the Transferred Properties. To the fullest extent permitted by applicable law, Merry Land Properties waives any requirements for Merry Land to furnish to Merry Land Properties, or record against title to the Transferred Properties , any environmental disclosure documents that would otherwise be required to be furnished or recorded under applicable law.

     2.6 IMPUTATION OF KNOWLEDGE TO MERRY LAND PROPERTIES. Merry Land Properties acknowledges and agrees that certain of the key executives of Merry Land Properties (who have exercised responsibility for the formation of Merry Land Properties, for the negotiation, execution and delivery of this Agreement and for effecting the Contribution) were, immediately prior to the consummation of the Contribution, key executives of Merry Land, that it is fair and reasonable in the circumstances to impute to Merry Land Properties as of the execution and delivery of this Agreement and as of the consummation of the Contribution, all knowledge, if any, of Merry Land with respect to the Transferred Properties and the Assumed Liabilities, and that all such knowledge shall so be (and hereby is) imputed to Merry Land Properties. Merry Land Properties's acknowledgments and agreements set forth in this Section and in Section 2.5 shall survive the Contribution indefinitely and shall govern in the event of any conflict, express or implied, with any of the Contribution Documents. Merry Land Properties is familiar with and has no reason to believe that there are any material inaccuracies in the Exhibits to this Agreement or in Schedule 5.23A of the Merry Land Disclosure Letter.

     2.7 CONDEMNATION AND CASUALTY; PHYSICAL CHANGES. The transactions contemplated under this Article 2 shall be consummated as provided in this Agreement, without adjustment or delay of any kind, notwithstanding the occurrence of any damage, destruction or other change in the physical condition of one or more of the Properties or the initiation or completion of any proceedings in eminent domain (or any deeds granted by Merry Land in lieu thereof) with respect thereto; provided that Merry Land shall, immediately prior to the Distribution Date, assign to Merry Land Properties, without recourse, representation or warranty, all rights, title and interest, if any, of Merry Land in and to any insurance proceeds or condemnation awards or claims therefor related to said damage, destruction or taking.

     2.8  CLOSING PRORATIONS AND ADJUSTMENTS

          (a) A rent roll (updated to within 15 days prior to the Distribution Date) and a proposed statement of prorations and other adjustments shall be prepared by Merry Land Properties in conformity with the provisions of this Agreement not less than three (3) business days prior to the Distribution Date. For purposes of prorations, the Transfer shall be deemed to have occurred as of 12:01 a.m. on the Distribution Date. The following items are to be prorated or adjusted, as the case may require, as of the Distribution Date:

          A. real estate and personal property taxes and assessments (prorated on the basis of the amount of real estate tax liabilities for the Transferred Properties that is reflected on Merry Land's balance sheet as of the Distribution Date);

          B. the rent payable by tenants under the Tenant Leases; provided, however, that rent and all other sums which are due and payable to Merry Land by any tenant but uncollected as of the Distribution Date shall not be adjusted, but Merry Land Properties shall use diligent efforts to collect said past-due rents and shall cause the rent and other sums for the period prior to the Distribution Date to be remitted to Merry Land if, as and when collected. On the Distribution Date, Merry Land shall deliver to Merry Land Properties a schedule (prepared by Merry Land as of the most recent date available) of all such past due but uncollected rent and other sums owed by tenants. Merry Land Properties shall promptly remit to Merry Land any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then current rent is not thereby created. Merry Land Properties shall bill tenants who owe rent for periods prior to the Distribution Date on a monthly basis for six consecutive months following the Distribution Date. For amounts due Merry Land not collected within thirty (30) days after the Distribution Date, Merry Land shall have the right to sue to collect same (and Merry Land shall have the right to continue any eviction action in process as of said Distribution Date), but in no event may Merry Land seek to evict any tenant or terminate any Tenant Lease.;

          C. the full amount of security deposits paid under the Tenant Leases, to the extent unapplied, together with interest thereon if required by law or otherwise; provided that (to the extent permitted by applicable law) Merry Land shall have the right to apply security deposits, if any, against delinquent rents and other obligations of the tenants;

          D. water, electric, telephone and all other utility charges, and any assignable deposits with utility companies (said assignable deposits  being  credited  to  Merry  Land)  (to the extent  possible, utility prorations will be handled by meter readings on the Distribution Date);

          E. amounts due and prepayments under the Other Contracts or Equipment Leases;

          F.  assignable license and permit fees;

          G. amounts payable in connection with the Clay Contracts;

          H.    other expenses of operation and similar  items  customarily
     prorated   in   connection  with  real  estate  closings  for  similar
     properties in the locality in question; and

          I. Merry Land shall be responsible for paying all premiums, fees and other costs associated with the maintenance or termination of any insurance policies maintained by Merry Land prior to the Distribution Date with respect to the Properties, and shall be entitled to any refunds in connection with the termination of said policies.

The net amount of any prorations shall be paid in cash on the Distribution Date to Merry Land or Merry Land Properties, as the case may be, by the other party. Any proration (other than general real estate and personal property taxes) which must be estimated on the Distribution Date shall be re-prorated and finally adjusted as soon as practicable after the Distribution Date; otherwise, all prorations shall be final.

     2.9 REPRESENTATIONS AND WARRANTIES OF MERRY LAND PROPERTIES. Merry Land Properties represents and warrants to Merry Land that, (i) as of the date hereof, Merry Land Properties has no obligations with respect to any indebtedness or other material Liabilities of a definite or ascertainable amount other than the indebtedness evidenced by the Senior Debt Documents, and the Subordinated Debt Documents, and (ii) upon the consummation of the transactions contemplated by this Agreement, the Agreed Value Balance Sheet (prepared in accordance with the definitions set forth in this Agreement) shall be accurate and complete in all material respects.

     2.10 TRANSITION SERVICES FEE. In connection with the Merger, Merry Land hereby agrees to pay Merry Land Properties, for transition services to be provided by Merry Land Properties in connection with the Merger, a fee in the amount of $2,400,000 (the "Transition Services Fee"). The Transition Services Fee shall be due and payable by Merry Land (or by EQR as successor to Merry Land as a result of the Merger) upon and subject to the consummation of the Merger.

                          ARTICLE 3

    ISSUANCE OF MERRY LAND PROPERTIES PREFERRED STOCK TO
           MERRY LAND; EXECUTION AND DELIVERY OF
            FINANCING DOCUMENTS AND OTHER MATTERS

     3.1 GENERAL. In consideration of the Contribution, as a condition thereto, and simultaneously therewith:

          (a) Merry Land and Merry Land Properties shall execute and deliver the Preferred Stock Agreement and, in accordance therewith, Merry Land Properties shall issue to Merry Land five thousand (5,000) shares of Preferred Stock, and Merry Land Properties shall deliver to Merry Land a certificate representing Merry Land's ownership of said shares;

          (b) Merry Land Properties shall execute and deliver to Merry Land the Senior Debt Documents. By virtue of the consummation of the Transfer, proceeds of the loan evidenced by the Senior Debt Documents shall be deemed to have been disbursed to Merry Land Properties in the amount of $18,317,429 (the "Agreed Senior Debt Initial Advance");

          (c) Merry Land Properties shall execute and deliver to Merry Land the Subordinated Debt Documents. By virtue of the consummation of the Contribution, the loan evidenced by the Subordinated Debt Documents shall be deemed to have been disbursed in the amount of twenty million Dollars ($20,000,000) (the "Agreed Subordinated Debt Initial Advance");

          (d) Merry Land Properties and Merry Land shall execute, deliver and record an Option Agreement with respect to each of the two (2) Properties that are identified on Schedule 5.23(a) to the Merry Land Disclosure Letter as being "Option Properties".

          (e) Merry Land Properties shall issue the Merry Land Properties Common Stock to Merry Land.

     Notwithstanding anything to the contrary herein contained, to the extent that the aggregate Agreed Value of the Apartment Projects is less than $51,644,547, said difference (the "Value Differential") shall be deducted from the Agreed Senior Debt Initial Advance and the Agreed Subordinated Debt Initial Advance as follows:

               (i) first, the Agreed Senior Debt Initial Advance shall be reduced, but not below zero, by the amount of the Value Differential; and

               (ii) second, the Agreed Subordinated Debt Initial Advance shall be reduced, but not below zero, by the amount, if any, of the Value Differential that has not previously been applied pursuant to clause (i) above.


                          ARTICLE 4

            DISTRIBUTION AND RELATED TRANSACTIONS

     4.1  ACTIONS PRIOR TO DISTRIBUTION.

     (a) The Board of Directors of Merry Land shall, establish the Distribution Record Date and the Distribution Date in accordance with this Agreement and shall establish any procedures necessary or appropriate in connection with the Distribution, but in no event shall the Distribution occur prior to such time as the conditions set forth in this Agreement have been satisfied or waived.

     (b) Merry Land and Merry Land Properties shall prepare and mail, prior to the Distribution Date, to the holders of Merry Land Common Shares, such information concerning Merry Land Properties, its business, operations and management, the Distribution and such other matters as Merry Land shall reasonably determine to be necessary and as may be required by law. Merry Land and Merry Land Properties will prepare, and Merry Land Properties will, to the extent required under applicable law, file with the Commission any such documentation which Merry Land determines are necessary or desirable to effectuate the Distribution, and Merry Land and Merry Land Properties shall each use its reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

     (c) Merry Land and Merry Land Properties shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

     (d) Merry Land and Merry Land Properties shall take all reasonable steps necessary and appropriate to cause the conditions set forth in
Section 6.1 to be satisfied and to effect the Distribution on the Distribution Date.

     (e) Merry Land Properties shall prepare and file, and shall use its reasonable best efforts to have approved on or prior to the Distribution Date, an application for the listing of the Merry Land Properties Common Stock to be distributed in the Distribution on the New York Stock Exchange, the American Stock Exchange or NASDAQ National Market System, subject to official notice of issuance.

     4.2 DISTRIBUTION. On or prior to the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, Merry Land shall (i) deliver to the Agent for the benefit of the Holders a single stock certificate representing all the Merry Land Properties Common Stock owned by Merry Land, endorsed by Merry Land in blank, and
(ii) deliver to the Agent written instructions to distribute on the Distribution Date to the Holders all of the Merry Land Properties Common Stock.

     4.3 UNCLAIMED STOCK. Any Merry Land Properties Common Stock that remain unclaimed by any Holder 180 days after the Distribution Date shall be returned to Merry Land, and any such Holder shall look only to Merry Land for the Merry Land Properties Common Stock, subject in each case to applicable escheat or other abandoned property laws.

     4.4 NO REPRESENTATIONS OR WARRANTIES. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency.

                          ARTICLE 5

                          COVENANTS

     5.1 UNDERTAKING BY MERRY LAND. Promptly following the Merger, and in any event prior to the completion of the Transition Period, Merry Land shall remove all references to the name "Merry Land" from the names of the Retained Subsidiaries and all of its stationery; provided that Merry Land shall not be required to remove said references prior to the expiration of the Transition Period. Notwithstanding the foregoing, Merry Land shall have the right and license, in perpetuity, to maintain in existence and use the names of Merry Land Down REIT I LP, Merry Land Apartment Communities, Inc., ML Apartments Limited, ML Texas Apartments LP and Merry Land LLC.

     5.2 CORPORATE RECORDS. Merry Land shall use its best efforts to arrange, as soon as practicable following the Distribution Date, for the transportation and delivery to Merry Land Properties of all original agreements, documents, books, records and files relating to or affecting Merry Land Properties, the Transferred Assets or the Assumed Liabilities, to the extent such items are not already in the possession of Merry Land Properties, provided that Merry Land may retain any tax returns, reports, forms or work papers, and Merry Land Properties will be provided with copies of such returns, reports, forms or work papers.

     5.3 CONFIDENTIALITY. Each of Merry Land and Merry Land Properties shall hold, and shall cause its respective trustees, directors, officers, Affiliates, employees, agents, accountants, consultants and advisors (collectively, "Representatives") to hold, in strict confidence all information concerning the other relating to the Transferred Assets and the Assumed Liabilities in its possession (except to the extent that such information has been (a) in the public domain through no fault of such party or any of its Representatives, including information contained in the Registration Statement and the S-4 and other statements and reports filed with the Commission, or (b) later lawfully acquired from other sources by such party) to the extent such information (i) relates to the period up to the Effective Time, (ii) relates to this Agreement or (iii) is obtained from the other party pursuant to this Agreement ("Confidential Information"). Each party shall not release or disclose, or permit to be released or disclosed by any of its Representatives or otherwise, any Confidential Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who need to know such information, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law. In the event that either party or its Representatives (a "Disclosing Party") is compelled to release or disclose, or permit to be released or disclosed, any Confidential Information as provided in the immediately preceding sentence, such Disclosing Party shall (i) immediately notify the other party (the "Providing Party") of the existence, terms and circumstances surrounding such a requirement, (ii) consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such requirement, and (iii) if disclosure of such information is nevertheless required, furnish only that portion of the Confidential Information which, in the opinion of such Disclosing Party's counsel, such Disclosing Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information (it being agreed that the Providing Party shall reimburse the Disclosing Party for all reasonable out-of-pocket expenses incurred by the Disclosing Party in connection with such cooperation).

     5.4 FURTHER ASSURANCES. Each of the parties hereto shall use their best reasonable efforts, prior to, on and after the Distribution Date, to take or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or desirable under applicable laws and regulations to carry out the purposes of this Agreement and to vest Merry Land Properties with full title to all Transferred Assets. Without limiting the foregoing, Merry Land and Merry Land Properties shall use their reasonable best efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications and take all other actions which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings. Notwithstanding the foregoing, Merry Land and Merry Land Properties acknowledge and agree that certain of the Transferred Assets may be subject to rights of first refusal or rights of first offer held by parties to the Clay Contracts or Other Contracts. Merry Land agrees to consummate the Transfer as contemplated herein, notwithstanding (but subject to) the rights of the holders of said rights of first offer or rights of first refusal; provided that Merry Land Properties hereby agrees (i) to hold Merry Land harmless from any claims by the holders of said rights of first offer or rights of first refusal, and
(ii) to transfer the Properties in question to the holders of said rights of first offer or rights of first refusal, if necessary in order to prevent Merry Land from having any liability to said holders, it being understood that Merry Land Properties shall retain all rights to any proceeds in connection with any sale of said Properties by Merry Land Properties to said holders.

                          ARTICLE 6

      CONDITIONS TO THE TRANSFER AND THE DISTRIBUTIONS

     6.1 CONDITIONS PRECEDENT TO THE DISTRIBUTIONS. The obligation of Merry Land to cause the Transfer of the Transferred Assets pursuant to
Article 2 and  to  cause  the consummation of the Distributions pursuant to
Article 4 shall be subject, at the option of Merry Land, to the fulfillment or waiver, of each of the following conditions:

          (a) EFFECTIVE DATE OF REGISTRATION STATEMENT. Each of the Registration Statement and the S-4 shall have been declared effective by order of the Commission and shall not be the subject of any stop order or proceeding by the Commission seeking a stop order.

          (b) NO PROHIBITIONS. Consummation of the transactions contemplated hereby shall not be prohibited by applicable law and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Distribution, the Merger or any transaction contemplated by this Agreement or the Merger Agreement, it being understood that the parties hereto hereby agree to use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible.

          (c) CONDITIONS PRECEDENT TO MERGER SATISFIED. Each condition to the closing of the Merger set forth in Sections 6.1 and 6.3 of the Merger Agreement shall have been satisfied or waived.

          (d) CONDITIONS PRECEDENT TO ACQUISITION OF PREFERRED STOCK SATISFIED. Each of the conditions to the acquisition of the Preferred Stock, as set forth in Article 4 of the Preferred Stock Agreement, and in the applicable sections of the Senior Debt Documents and the Subordinated Debt Documents, shall have been satisfied or waived.

          (e) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Merry Land Properties pursuant to
     Section 2.9 of this Agreement shall reasonably be expected to be true and correct in all material respects after giving effect to the transactions contemplated under Articles 2 and 3 hereof.

                          ARTICLE 7

                        MISCELLANEOUS


     7.1 COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

     7.2 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will survive the Distribution Date.

     7.3 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of laws thereof.

     7.4 NOTICES. All notices and other communications hereunder must be in writing and must be delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by facsimile transmission to the parties at the following addresses (or at such other addresses for a party as may be specified by like notice) and will be deemed given on the date on which such notice is received:

               To Merry Land:

               Before the Distribution Date, to:

               Merry Land & Investment Company, Inc.
               624 Ellis Street
               Augusta, Georgia 30901
               Attention: John Gibson
               Fax No. (706) 722-4681

               with a copy to:

               Hull, Towill, Norman & Barrett, P.C.
               801 Broad Street, 7{th} Floor
               Trust Company Bank Building
               Augusta, Georgia 30901
               Attention:  Mark S. Burgreen, Esq.

               and:

               Piper & Marbury L.L.P.
               Charles Center South
               Baltimore, Maryland 21201-3018
               Attention:  R.W. Smith, Jr., Esq.

               After the Distribution Date, to:

               Equity Residential Properties Trust
               Two North Riverside Plaza, Suite 400
               Chicago, Illinois 60606
               Attention: Bruce C. Strohm
               Fax No. (312) 454-8703

               with a copy to:

               Rudnick & Wolfe
               203 N. LaSalle St., Suite 1800
               Chicago, Illinois  60601
               Attention:  Errol R. Halperin, Esq.
               Fax No. (312) 236-7516

               To Merry Land Properties:

               Merry Land Properties, Inc.
               624 Ellis Street
               Augusta, GA 30901
               Attention: Michael N. Thompson

     7.5 AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     7.6 SUCCESSORS AND ASSIGNS. Except in connection with the Merger, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; PROVIDED, HOWEVER, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; PROVIDED, FURTHER, that the rights and obligations of Merry Land under this Agreement may be assigned after the Merger to ERP Operating Partnership.

     7.7  NO  THIRD-PARTY BENEFICIARIES.   Except  for  the  provisions  of
Article V relating to Indemnitees and as otherwise expressly provided herein, the provisions of this Agreement are solely for the benefit of the parties hereto and their respective successors and permitted assigns and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     7.8 TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     7.9 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder are specifically enforceable.

     7.10 COUNTERPARTS.   This  Agreement  may be executed in one  or  more
counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.11 PRODUCTION OF WITNESSES. From and after the Effective Time, each party shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, trustees, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     7.12 NON-RECOURSE. This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of Merry Land by the undersigned in his capacity as a director or officer of Merry Land, which has been formed as a Georgia corporation, and not individually, and neither the directors, officers or shareholders of Merry Land shall be personally bound or have any personal liability hereunder. Merry Land Properties shall look solely to the assets of Merry Land Properties for satisfaction of any liability of Merry Land with respect of this Agreement and all documents, agreements, understandings and arrangements relating to this Agreement and will not seek recourse or commence any action against any of the trustees or officers of Merry Land or any of their personal assets for the performance or payment of any obligation of Merry Land hereunder or thereunder.

     7.13 NON-RECOURSE. This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of Merry Land Properties by the undersigned in his capacity as a director or officer of Merry Land Properties, which has been formed as a Georgia corporation, and not individually, and neither the directors, officers or shareholders of Merry Land Properties shall be personally bound or have any personal liability hereunder. Merry Land shall look solely to the assets of Merry Land Properties for satisfaction of any liability of Merry Land Properties with respect of this Agreement and all documents, agreements, understandings and arrangements relating to this Agreement and will not seek recourse or commence any action against any of the trustees or officers of Merry Land Properties or any of their personal assets for the performance or payment of any obligation of Merry Land Properties hereunder or thereunder.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                              MERRY LAND & INVESTMENT COMPANY, INC., a
                              Georgia corporation


                              By:
                                   Name:
                                   Title:


                              MERRY LAND PROPERTIES, INC., a Georgia
                              corporation


                              By:
                                   Name:
                                   Title: